Exhibit 99.1

SLR Investment Corp. Amends Credit Facility; Reduces Pricing and Extends Maturity

NEW YORK – January 3, 2022—SLR Investment Corp. (NASDAQ: SLRC) (the “Company” or “SLRC”), today reported that it has amended its senior secured credit facility (“Credit Facility”). The amendment includes a reduction in the Credit Facility’s pricing grid of 25 basis points, to LIBOR + 175 – 200 basis points, based on certain conditions. The Credit Facility was expanded from $620 million to $700 million and extended from 2024 to December 2026. Additionally, the amendment enhanced the Credit Facility’s flexibility.

“We believe these improvements to our Credit Facility further strengthen the Company’s funding profile and represents one of several steps we will pursue to decrease the Company’s average borrowing cost and extend the Company’s average debt maturity,” said Michael Gross, Co-CEO of SLR Investment Corp.

“We appreciate the support and confidence of our financing partners, as we seek to further scale the Company,” said Bruce Spohler, Co-CEO of SLR Investment Corp. “The amended Credit Facility enhances our liquidity position and adds flexibility to fund our robust investment pipeline in the fourth quarter and heading into 2022.”

SLR Investment Corp. is investment grade rated by Fitch and Moody’s.

About SLR Investment Corp.

SLR Investment Corp. is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, SLRC primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets. For more information, please visit: www.slrinvestmentcorp.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, financial condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with The Securities and Exchange Commission. SLR Investment Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact

SLR Investment Corp.

Investor Relations

(646) 308-8770